SusGlobal Receives Trademark Registration for LEADERS IN THE CIRCULAR ECONOMY®

TORONTO, ON / ACCESSWIRE / July 16, 2020 / SusGlobal Energy Corp. ("SusGlobal" or the "Company") (OTCQB:SNRG), the developer of SusGro™, a revolutionary pathogen free organic liquid fertilizer, today announced it has received a Certificate of Registration from the United States Patent and Trademark Office ("USPTO") for the trademark LEADERS IN THE CIRCULAR ECONOMY (the "Mark").

The Mark was registered under Registration Number 6,098,063 on July 7, 2020 on the Supplemental Register. The registration will be in effect for an initial term of ten years, expiring on July 7, 2030, with the option of renewing the registration for successive ten-year terms for the following class:

treatment and processing of organic waste; organic waste disposal services, namely, destruction and recycling of waste; organic waste management services, namely, converting waste into energy; recycling of organic waste; technical consulting in the field of waste management, namely, consulting in the field of waste treatment; recycling of plastic; recycling, namely, transform biosolids and organic waste into a pathogen free recognized organic fertilizer and compost and regenerative products, namely, biogas, electricity, liquid fertilizer, compost

Now that the Mark is registered, it is permitted to use indicia of registration (e.g. ®, or phrases such as "Reg. U.S. Pat. and T.M. Office").

"We are pleased to have received this trademark registration for our Company, as it truly describes our model and initiatives, namely, diverting organic waste from landfill and producing regenerative products," stated Marc Hazout, Executive Chairman, President and CEO of SusGlobal Energy Corp. "We will continue implementing our strategy to protect our intellectual property and brand equity to maximize shareholder value."

About SusGlobal Energy Corp.

SusGlobal Energy Corp., the developer of SusGro™, a revolutionary pathogen free organic liquid fertilizer is a renewables company focused on acquiring, developing and monetizing a portfolio of proprietary technologies in the waste to energy and regenerative products application globally. It is management's objective to grow SusGlobal into a significant sustainable waste to energy and regenerative products provider, as Leaders in The Circular Economy®. For more information, please visit the Company's website at: www.susglobalenergy.com

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, currency and our stock; the Company's ability to obtain any necessary permits, approvals, consents or authorizations required for its activities; the Company's ability to produce energy, biogas, compost or organic fertilizer from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact

SusGlobal Energy Corp.

Marc Hazout, President and CEO

(416) 223-8500 or Toll Free: 1-866-512-7374

Email: info@susglobalenergy.com

SOURCE: SusGlobal Energy Corp.